                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                                (Amendment No. 1)


                               Centene Corporation
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                    15135B101
                                 ---------------
                                 (CUSIP Number)


                                December 31, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]  Rule 13d-1(b)

      [ ]  Rule 13d-1(c)

      [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  15135B101


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1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Greylock Limited Partnership

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a).....................................................................

   (b).....................................................................

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3. SEC Use Only............................................................

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4. Citizenship or Place of Organization............................Delaware

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Number of          5. Sole Voting Power............................See Item 5
Shares             -------------------------------------------------------------
Beneficially       6. Shared Voting Power..........................See Item 5
Owned by Each      -------------------------------------------------------------
Reporting          7. Sole Dispositive Power.......................See Item 5
Person With:       -------------------------------------------------------------
                   8. Shared Dispositive Power.....................See Item 5

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person...See Item 5


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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions) .........................................................

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11. Percent of Class Represented by Amount in Row (9)..........   See Item 5

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12. Type of Reporting Person (See Instructions).........................   PN
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                               Page 2 of 8 pages

CUSIP No.  15135B101


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1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Robert P. Henderson

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a).....................................................................

   (b).....................................................................

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3. SEC Use Only............................................................

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4. Citizenship or Place of Organization.......................United States

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Number of          5. Sole Voting Power............................See Item 5
Shares             -------------------------------------------------------------
Beneficially       6. Shared Voting Power..........................See Item 5
Owned by Each      -------------------------------------------------------------
Reporting          7. Sole Dispositive Power.......................See Item 5
Person With:       -------------------------------------------------------------
                   8. Shared Dispositive Power.....................See Item 5

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person....See Item 5

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions).........................................................

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11. Percent of Class Represented by Amount in Row (9)...........   See Item 5

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12. Type of Reporting Person (See Instructions).........................   IN

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                               Page 3 of 8 pages

CUSIP No.  15135B101


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1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Henry F. McCance

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2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a).....................................................................

   (b).....................................................................

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3. SEC Use Only............................................................

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4. Citizenship or Place of Organization.......................United States

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Number of          5. Sole Voting Power............................See Item 5
Shares             -------------------------------------------------------------
Beneficially       6. Shared Voting Power..........................See Item 5
Owned by Each      -------------------------------------------------------------
Reporting          7. Sole Dispositive Power.......................See Item 5
Person With:       -------------------------------------------------------------
                   8. Shared Dispositive Power.....................See Item 5

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9.  Aggregate Amount Beneficially Owned by Each Reporting Person....See Item 5

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10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
    Instructions)..........................................................

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11. Percent of Class Represented by Amount in Row (9)...........   See Item 5

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12. Type of Reporting Person (See Instructions)..........................   IN

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                               Page 4 of 8 pages

CUSIP No.  15135B101


Item 1(a)         Name of Issuer:

                  Centene Corporation


Item 1(b)         Address of Issuer's Principal Executive Offices:

                  7711 Carondelet Avenue
                  Suite 800
                  St. Louis, MO 63105


Item 2(a)         Name of Person Filing:

                  Greylock Limited Partnership ("GLP"); Henry F. McCance and Robert P. Henderson, each Co-Managing General Partners of GLP (each a "Co-Managing General Partners").


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  The address of the reporting persons is:

                  880 Winter Street
                  Waltham, Massachusetts  02451


Item 2(c)         Citizenship:

                  GLP is a limited partnership organized under the laws of
                  the State of Delaware.   Each of Mr. Henderson and Mr.
                  McCance is a citizen of the United States.


Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.001 per share (the "Common Stock").


Item 2(e)         CUSIP Number:

                  15135B101


Item 3            Description of Person Filing:

                  Not applicable.


Item 4            Ownership:

                  (a)   Amount Beneficially Owned:

                        See Item 5

                  (b)   Percent of Class:

                        GLP:                    See Item 5
                        Mr. Henderson:          See Item 5
                        Mr. McCance:            See Item 5


                  (c)   Number of Shares as to which the person has:


                               Page 5 of 8 pages

CUSIP No.  15135B101


                        (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                        See Item 5


Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  Not applicable.


Item 8            Identification and Classification of Members of the Group:

                  Not applicable.


Item 9            Notice of Dissolution of Group:

                  Not applicable.


Item 10           Certification:

                  Not applicable.


                               Page 6 of 8 pages

CUSIP No.  15135B101


                                    SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 11, 2003.


                              GREYLOCK LIMITED PARTNERSHIP



                                 By: /s/ Robert P. Henderson
                                    ____________________________________________
                                    Robert P. Henderson
                                    Co-Managing  General Partner

                                 By: /s/ Henry F. McCance
                                    ____________________________________________
                                    Henry F. McCance
                                    Co-Managing General Partner


                               /s/ Robert P. Henderson
                               _________________________________________________
                               Robert P. Henderson


                               /s/ Henry F. McCance
                               _________________________________________________
                               Henry F. McCance



                               Page 7 of 8 pages

CUSIP No.  15135B101


                                                                       Exhibit I
                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Centene Corporation.

      EXECUTED as a sealed instrument this 11th day of February, 2003.

                              GREYLOCK LIMITED PARTNERSHIP



                                 By: /s/ Robert P. Henderson
                                    ____________________________________________
                                    Robert P. Henderson
                                    Co-Managing  General Partner

                                 By: /s/ Henry F. McCance
                                    ____________________________________________
                                    Henry F. McCance
                                    Co-Managing General Partner


                               /s/ Robert P. Henderson
                               _________________________________________________
                               Robert P. Henderson


                               /s/ Henry F. McCance
                               _________________________________________________
                               Henry F. McCance


                               Page 8 of 8 pages